Exhibit 10.1

AS CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE EVOKE PHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO EVOKE PHARMA, INC. IF PUBLICLY DISCLOSED.

This 3PL Agreement (the “Agreement”) is made on August 27, 2020 (the “Effective Date”) by and between:

Evoke Pharma, Inc., with a place of business at 420 Stevens Avenue, Suite 370, Solana Beach, CA (“Evoke”); and

Eversana Life Science Services, LLC, with a place of business at 190 N. Milwaukee Street, Milwaukee, WI 53202 (“Eversana”).

Evoke and Eversana are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

BACKGROUND

Whereas, Evoke and Eversana are parties to that certain Commercial Services Agreement dated January 21, 2020 (the “CSA”);

Whereas, under the CSA, Eversana supervises and manages the day to day commercialization of the Product (as defined below) in the Territory under the terms and conditions set forth therein; and

Whereas, section 5.1 of the CSA expressly requires the Parties to negotiate in good faith additional terms and conditions of a sales and distribution agreement, titled the “3PL Agreement,” which shall be consistent with the general framework for sales and distribution described in the CSA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other consideration received by the Parties, the Parties hereby agree as follows:

1.	RELATION TO THE COMMERCIAL SERVICES AGREEMENT
1.1.

Ancillary Agreement. The Parties acknowledge that this Agreement is ancillary to the CSA and all terms and conditions in the CSA are incorporated herein by reference and made a part hereof. In the event of any conflict between this Agreement and the CSA with respect to any provision herein, the CSA shall control unless this Agreement expressly states that such provision in this Agreement shall supersede the CSA.  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the CSA.

2.	DEFINITIONS

For the purposes of this Agreement, the following words and expressions shall have the stated definitions:

2.1.

“Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with, or in control of a party, where "control" means power to elect or appoint a majority of directors or to direct the management of an entity.

2.2.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Anti-Kickback Statute, the False Claims Act, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, and any other applicable law, rule, regulation or industry code governing anti-bribery and anti-corruption laws and laws for the prevention of kickbacks, fraud, abuse, racketeering, money laundering or terrorism.

2.3.

“Applicable Law” means (a) all applicable laws, rules and regulations, including any applicable rules, regulations, guidelines or other requirements of Governmental Authorities that may be in effect in the Territory from time to time during the Term, including (i) the Act, (ii) the PDMA, (iii) Anti-Corruption Laws, (iv) all federal, state or local statutes, laws, ordinances, regulations or guidelines relating to employment, safety and health of employees and the withholding and payment of required taxes with respect to employees, (v) all federal, state or local statutes, laws, ordinances, regulations or guidelines relating to data protection and privacy, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and (b) the PhRMA Code on Interactions with Healthcare Professionals.

2.4.	“Customers” or “Buyers” means customers or buyers of Products that are distributed and sold by Eversana.
2.5.

“Diverted Product” means: (i) expired, defective, or out of specification Product that is diverted from planned destruction; (ii) Product within Evoke’s product quality specifications that is intended for one market and sold or transferred into another market in violation of applicable laws, regulations, Evoke policies, or Evoke contracts; (iii) Product stolen from within the distribution or supply chain; (iv) Product acquired, repackaged, and sold by a third party in a standard or customary size or unit of measure that Evoke currently offers for sale in the Territory; or (v) Product sold by Evoke for use in non-domestic markets which is subsequently sold or imported for sale or use in the Territory.

2.6.	“FDA” means the Unites States Food and Drug Administration.
2.7.	“Joint Management Committee” has the meaning set forth in Section 4 of the CSA.
2.8.

“Manufacture” and “Manufacturing” mean all activities related to the manufacture of a pharmaceutical product for the Territory, including without limitation manufacturing for clinical use or commercial sale, as well as compliance with Applicable Laws relating to the foregoing activities, but expressly excludes activities related to Commercialization.

2.9.	“PDMA” means the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder and in effect from time to time.
2.10.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

2.11.

“Premises” means Eversana’s corporate office and its warehouse facilities located at either; (i) 10887 Commerce Way, Unit B, Fontana, CA 92336; (ii) 4550 and 4580 Mendenhall Road, Memphis, Tennessee 38141, (iii) 5650 Challenge Drive, Memphis, TN 38118, or (iv) such other facilities as Eversana and Evoke may mutually agree.

2.12.	“Product” means GimotiTM, the nasally delivered formulation of metoclopramide that is the subject of New Drug Application No. 209388.
2.13.	“Replacement Cost” means Evoke’s incremental, actual manufacturing cost to replace Products lost of damaged.
2.14.

“Services” means the day-to-day supervision and management by Eversana of the Commercialization of the Product in the Territory, including the Pre-Commercial Services, the Commercial Services, and the Functional Services.

2.15.	“Term” shall have the meaning set forth in Section 11.
2.16.	“Territory” means the United States and all of its territories and possessions.
2.17.	“Third Party” means any person or entity other than Evoke, Eversana and their respective Affiliates.
3.	EVERSANA 3PL OBLIGATIONS
3.1.

Cash Services. Eversana shall provide order to cash services, including, at Evoke’s request, customer service, customer management, Product maintenance, pricing maintenance, order management, invoicing, reconciliation of remittance to invoice, cash application to Evoke lock box, accounts receivable and adjustments, and provide standard reporting associated therewith.

3.2.

Chargeback Processing. Eversana shall provide chargeback processing services, including maintenance of hardware and software necessary to process chargebacks, maintenance of Evoke contracts (including membership eligibility, products, pricing and contract terms), processing and verification of each submitted chargeback line (including contract number, prime vendor, customer, product, contract price, sale date, Wholesale Acquisition Cost (WAC)), necessary calculations, payments due, discrepancy reporting and submission of reconciliation reports to Evoke, and provide standard reporting associated therewith.

3.3.

Government Reporting. Eversana shall provide the government price reporting and other services specified in the Government Program Pricing & Rebate Administration Services section of Exhibit A attached hereto, in accordance with those agreements of Evoke with each of the Centers for Medicare & Medicaid Services (CMS), the Public Health Service (PHS), and the Department of Veterans Affairs.

3.4.

Logistics. Eversana shall provide logistics services as set forth in further detail in this Agreement, including without limitation storage, warehousing, inventory management, and packing and shipping of Products to Customers.

4.	EVOKE OBLIGATIONS
4.1	Product Delivery. Evoke or its designee will deliver Products to the Premises, as specified by

Eversana in Product orders pursuant to Section 5.4, during Eversana’s normal business hours or at other times as agreed to by the Parties.

4.2.	Product Marking, Labeling and Packaging. Evoke will mark, label, and package all Products in accordance with all Applicable Laws and include a manifest showing sizes or specific stock keeping units.

4.3

Compliance. Evoke will supply Products that comply with all Applicable Laws, consistent with Evoke’s legal and regulatory compliance obligations under the CSA, including, without limitation, those with respect to the labeling, packaging, reporting of pricing under government programs of the Products.

4.4

True and Correct Information. Evoke will provide Eversana on a timely basis with true and correct information that Evoke is required to provide to Eversana under the CSA for Eversana to perform its duties hereunder, including, without limitation, copies of regulatory filings and prompt review and approval of promotional materials and sales force training materials.

4.5

Delegation. As reflected in the Delegation of Authority attached hereto as Exhibit A, Evoke has delegated to Eversana the authority to submit and, if required, to certify price reports submitted to CMS and the Department of Veterans Affairs and to satisfy any additional State reporting requirements (current and future) after Evoke has reviewed and approved the price report and authorized Eversana to submit that report.

5.	SUPPLY
5.1.	Manufacturing. Evoke will Manufacture or have Manufactured Product by suppliers of its choice.
5.2.

Exclusivity. Eversana shall purchase from Evoke all of its requirements of the Product. Eversana shall not purchase any Product or any generic versions of the Product from any person or entity other than Evoke.

5.3.

Forecast. Within sixty (60) days after the execution of this Agreement, the Joint Management Committee will meet and determine in good faith the initial launch quantities of Product to be supplied by Evoke to Eversana during the first ninety (90) days after commercial launch of the Product. Thereafter, at least sixty (60) days before the beginning of each calendar quarter, Eversana shall provide the Joint Management Committee with all information, including without limitation the four (4) week average demand for the immediately preceding ninety (90) days, necessary for the Joint Management Committee to establish the quarterly forecast for the next twelve (12) months under this Section 5.3. The most recent three (3) months of each such forecast by the Joint Management Committee shall update and replace prior forecasts as to all calendar quarters covered by such forecast. Notwithstanding the foregoing, Evoke will use commercially reasonable efforts to maintain, or require its contract manufacturer to maintain, a minimum inventory of Product sufficient to meet the most recent three (3) months of the current forecast.

5.4.

Orders. On a quarterly basis, unless more frequently as deemed necessary by the Joint Management Committee, Eversana shall submit to Evoke an order for Product. Each order shall specify (i) the quantity of the Product to be shipped based on the forecast established by the Joint Management Committee under Section 5.3; (ii) a shipment date (“Shipment Date”), which shall be a date agreed upon by the Joint Management Committee; and (iii) a Product delivery destination.
5.5.

Fulfillment of Orders. Evoke shall use commercially reasonable efforts to accept and fill all Orders placed under this Agreement that are received by it during the Term, which specify Shipment Dates within the Term, has a Product quantity within one hundred and twenty percent (120%) of the forecasted quantity for the applicable period and which otherwise conform to the terms of this Agreement. Evoke shall acknowledge all Orders in writing within two (2) business days after receipt thereof. Evoke (itself or through its designated manufacturer or other subcontractor) shall deliver Products to the carrier by the requested Shipment Date, subject to the lead times set forth in Section 5.4.

5.6.

Rescheduling; Modifications. At any time prior to the Shipment Date Eversana may request rescheduling or deferral of such order or specify a different delivery address, provided, however Evoke has reasonable discretion to grant or reject such changes, and Eversana shall reimburse Evoke for Evoke’s costs and expenses for Product handling, storage and freight as a result of such change request.

5.7.

Shipping. Subject to Section 5.6, Evoke (or its contract manufacturer) shall ship all Products to Eversana DAP (INCOTERM 2010) to the delivery destination specified in Eversana’s  order and be responsible for all handling, transportation, freight and other charges for shipments of Product to Eversana. Unless otherwise agreed by the Parties in writing, Evoke will have sole discretion to determine the time, route, and carrier of all Product shipments.

5.8.

Order Acceptance. Eversana shall: (i) accept delivery of each shipment of Product ordered by Eversana; (ii) accept each shipment of Product in its entirety from the carrier as delivered; and (iii) not reject or refuse any part of any shipment of Product from the carrier.

5.9.

Defective Shipment. If a shipment of Product was sent to Eversana by Evoke in error, damaged during transit, and/or short in quantity of Product, Eversana shall not revoke any acceptance of the shipment and shall notify Evoke promptly after receipt of the shipment.  In the case of any concealed damage or concealed shortage in any shipment of Product, Eversana shall notify Evoke promptly upon discovery. Eversana acknowledges and agrees that the risk of loss shall pass to Eversana as set forth in section 5.10 below and risk of loss shall not pass back to Evoke because of any shipping error, damage, shortage, or for any other reason. Eversana shall provide any and all documentation requested by Evoke in connection with the matter. Eversana shall return any Product to Evoke or its designee upon request, in accordance with instructions provided by Evoke.

5.10.

Risk of Loss. Eversana accepts the risk of loss of all Products at its Premises or in its possession, custody or control from the time of purchase of such Products at the Premises to the time such Product is transferred to Customers by Eversana to outbound carriers for delivery to Customers.

6.	PAYMENT; TITLE
6.1	Invoicing and Payment.

a.

As set forth in the CSA, Evoke will invoice Eversana’s 3PL division for Products at [***], or an otherwise agreed upon rate established by the Joint Management Committee. The invoice for all Products purchased during the first [***] after commercial launch of the Product shall be due [***] from the date of the invoice. All invoices thereafter shall be due [***] from the date of the invoice. Eversana agrees that for each sale of Products from Evoke to Eversana, Eversana will issue a resale certificate to Evoke indicating that Eversana will only resell the Products as approved by the Joint Management Committee.

b.	Eversana will invoice the Buyers and collect payment from the Buyers. Evoke shall reimburse Eversana’s Commercialization Costs pursuant to Section 5.3 of the CSA.

c.

Eversana will send payment reminders to Buyers every [***] days starting on the date that is [***] days after the Buyers’ receipt of the applicable invoice and will stop sending such reminders when payment for the applicable invoice is satisfied. On a monthly basis, Eversana will provide to Evoke a list of Buyers who are delinquent on payment obligations in accordance with this subsection. For clarity, if based on Manufacturer’s current invoicing terms, the invoice due date is [***] days from the date of the invoice if payment is made in cash or by check and [***] days if payment is made by ACH transfer (each with a [***]% discount for payments received on or before the invoice due date).

d.	Eversana shall fill orders for a Product only with that Product and shall not substitute orders for a Product with any other pharmaceutical product or item.

e.	Eversana shall maintain a prompt delivery service to its Customers compatible with good business practice, the nature of the Product, and the requirements of Customers.

f.	Eversana will fulfill orders and ship [***] after the business day that orders are received.

g.

At the request of Evoke, Eversana will transition to non-title model services with at least [***] of notice by Evoke and commencing upon the month end following the duration of the notification. Eversana will continue to process Accounts Receivables for any Buyer that has an outstanding balance and remit payment to Evoke based on the terms outlined in this section until such time that all Accounts Receivable balances have been collected or written off. Any product currently owned by Eversana will be returned to Evoke for credit at the price of the originally purchase(s).

6.2       Title. Ownership and title to all Products at the Premises or under Eversana’s custody or control shall remain with Evoke until such time the Product is sold by Eversana or its Affiliate to Customers, at which time ownership and title of the Product shall transfer to Eversana and remain with Eversana until delivery of the Product to Customers.

7.	HANDLING AND STORAGE
7.1.	Inventory Management. Eversana shall rotate its inventory of Product based upon the first expiry, first out (FEFO) inventory system.

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7.2.

Product Handling. Eversana shall maintain, handle, store, transport, deliver and/or otherwise manage and distribute Product supplied by Evoke in accordance with the handling and storage requirements applicable to each Product as contained in the package insert for the Product approved by the FDA and any other instructions provided by Evoke in writing to Eversana, and in accordance with Applicable Laws. Eversana shall not distribute or attempt to return for credit any Product that was not maintained in accordance with all applicable handling and storage requirements and specifications, this Agreement and Applicable Law, unless the Product is within the permitted excursion range.

7.3.	Product Modifications. Eversana shall not alter, modify, adulterate, replace, or reproduce any Product labeling, packaging, or advertising without Evoke’s prior written consent.
8.	PRODUCT RETURNS AND RECALLS
8.1.

Policy. Subject to Article 7 of the CSA, all Product returns and recalls shall be subject to the “Evoke Return Goods Policy” and “Evoke Recalled Goods Policy” respectively, both of which shall be approved by the Joint Management Committee at least thirty (30) days before commercial launch of the Product. Eversana shall be responsible for enforcing Customer compliance with the Evoke Return Goods Policy, carrying out all recall procedures mandated in the Evoke Recalled Goods Policy and handling the disposition of all returned and recalled Products. Unless otherwise instructed by Evoke, Eversana shall promptly destroy all returned and recalled Products in accordance with Applicable Law.

8.2.	In the event of a conflict between this Agreement and Evoke’s Return Goods Policy, this Agreement shall control.
9.	COMPLIANCE MATTERS
9.1.

Qualifications. Eversana shall maintain all licenses, registrations, certifications, and other qualifications required by Applicable Law for Eversana to distribute Product and otherwise perform its obligations pursuant to this Agreement (the “Qualifications”) including, without limitation, Drug Enforcement Agency (DEA) numbers, and shall provide reasonable documentation of all such Qualifications to Evoke upon written request.

9.2.

Notice. Eversana shall promptly notify Evoke of any denial, revocation or suspension of any of the Qualifications or any changes in the type or class of products which Eversana is authorized to distribute.  If such denial, revocation, suspension, or change impacts Eversana’s ability to perform Services under this Agreement, Evoke may, in its sole discretion, immediately upon written notice to Eversana: (i) terminate this Agreement in its entirety; or (ii) suspend the application of this Agreement with regard to any affected Product or Premises for so long as Evoke deems appropriate.

9.3.

Cooperation. Eversana shall notify Evoke promptly but in no event more than [***] business days after receiving notice from any federal, state or local governmental agency of any investigation or inspection specifically concerning any Product. Eversana shall allow Evoke to assist in and/or review any response to any such notice, if Evoke so requests. Eversana shall provide Evoke with copies of any and all associated written correspondence received from such governmental

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agency within [***] business days of receipt thereof. During the course of any such investigation or inspection, Eversana shall keep Evoke informed of the steps taken by Eversana to resolve any outstanding issues with any such governmental agency and the anticipated timetable of resolution of such issues as it applies to Product. Evoke acknowledges that Eversana’s ability to comply with its obligations with respect to Evoke under Section 7.3 may be limited by Applicable Law.

9.4.

Status as an Authorized Distributor of Record. Both Eversana and Evoke agree and acknowledge that (i) this Agreement and the CSA evidence the parties’ “ongoing relationship” (as that term is defined by the Food and Drug Administration in 21 CFR § 203.3(u), as amended) for the distribution of Evoke’s Product; and (ii) Eversana is at all times during the Term an “authorized distributor of record” (as that term is defined by the Food and Drug Administration in 21 CFR § 203.3(b), as amended) for Products. Eversana’s status as an authorized distributor of record shall be reflected in Evoke’s list of authorized distributors of record (“List”) at all times during the Term. Evoke shall comply fully with 21 CFR § 203.50(d), as amended with respect to maintaining (and granting access to) the List. The parties hereto understand and agree that the Agreement may be made available to the FDA upon the FDA’s request.

10.	STANDARD OF CARE; LOSS LIMITATIONS

10.1

(a)Evoke shall be solely responsible for the care, custody and control of Products at all times prior to transfer of title of such Products to Eversana at the Premises.  Eversana shall be solely responsible for the care, custody and control of Products at all times after such transfer of title of such Products to Eversana at the Premises.

(b)Notwithstanding anything to the contrary contained herein, in no event shall Eversana have liability (whether by indemnification or otherwise) for: (i) any loss or damage attributable to events, circumstances or conditions which shall constitute a Force Majeure; or (ii) unexplained loss, mysterious disappearance (including theft), misshipment, loss or shortage of Product disclosed upon the taking of an inventory, or other shrinkage of Product (collectively, “shrinkage”) to the extent that such annual shrinkage does not exceed [***] of the aggregate annual number of Product units handled by Eversana.

(c)Notwithstanding anything to the contrary contained herein, Evoke’s exclusive remedy for any loss or damage to Products that may arise from this Agreement or Eversana’s Channel Management Services hereunder is recovery of the Replacement Cost of such Products lost or damaged.

10.3

Evoke may select all freight carriers for the transport of Products from Evoke to Eversana. If Evoke declines or fails to designate its preferred carriers, Eversana may select the carriers. In either case, even if Eversana is listed as the applicable shipper on any bill of lading or other instrument, Evoke acknowledges that:  (i) Eversana is not responsible for the Products except after the time title to such Products are transferred to Eversana at the Premise; and (ii) to the extent that Product has not been purchased by Eversana, Evoke's sole recourse for freight loss, damage, injury or delay in the delivery of Products tendered by Evoke for delivery to a carrier (collectively, “Freight Claims”) is an action by

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Evoke against the applicable carrier, subject to all terms, conditions, claims procedures, and loss limitations applicable to such carrier under Applicable Laws, tariffs or agreements with such carrier. Evoke waives and releases Eversana from all Freight Claims against Eversana.

11.	AUDITS
11.1.

Site Visit. Evoke has conducted a virtual visit and inspection] of the Premises and observed the Eversana standard operating procedures and the standard practices and procedures employed by Eversana thereat. Evoke acknowledges that as of the Effective Date, the Premises, the Eversana standard operating procedures and such observed practices and procedures are acceptable to Evoke with respect to the performance by Eversana of its Services hereunder.

11.2.

Facility Audits. Once within [***] months before commercial launch of the Product and once per year after the launch of the Product, Evoke shall have the right, to visit and physically inspect the Premises and observe Eversana’s standard operating procedures and the standard practices and procedures employed by Eversana in connection with Eversana’s obligations herein and under the CSA, provided, however, to the extent Evoke finds such observed practices and procedures in breach of Applicable Law or this Agreement, Eversana shall promptly take corrective action and allow Evoke to re-visit and re-inspect as soon as practicable until such breach has been cured and deemed acceptable by Evoke. Such audits shall be limited to [***] business days per occurrence and no more than eight (8) hours per day.

11.3.

Inventory Audits. Notwithstanding anything to the contrary in the CSA, Evoke representatives (who may include third parties retained by Evoke to assist with the inspection) may, at Evoke’s sole expense, audit the inventory of Products located at the Premises. Any third-party auditor shall execute a mutually agreeable nondisclosure agreement with Eversana. Any audit must be conducted upon reasonable prior written notice. Evoke may conduct inventory audits once per calendar quarter (or more frequently for cause). Evoke may conduct audits on practices and procedures once per calendar year (or more frequently for cause). All audits shall occur during normal business hours and shall not last more than [***] business day and shall be limited to a review of events and records occurring in since the prior audit (except where for cause). All audits shall be conducted in a manner so as to not unreasonably disrupt normal warehouse and other Eversana operations.

12.	REPRESENTATIONS AND WARRANTIES
12.1.	Evoke's Representations and Warranties. Evoke represents, warrants and covenants that as of the Effective Date and within the Term of this Agreement:
a.	it will comply with Applicable Law governing the purchase, handling, sale, distribution, and price reporting of Products sold by it under this Agreement;
b.

it will own or hold (as of the commercial launch date of the Product) the duly approved New Drug Application, as defined in the Federal Food, Drug and Cosmetic Act, Title 21, United States Code, as amended, and the rules and regulations promulgated thereunder, for the Products, or is otherwise considered the “manufacturer” of the Products under the Drug Quality and Security Act;

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c.

it will (as of the commercial launch date of the Product) maintain, in full force and effect, licenses, clearances, approvals, registrations, and permits required under applicable federal, state or local law for Evoke to manufacture, sell and distribute Products under this Agreement; and

d.

it has good and marketable title to the Products sold to Eversana under this Agreement, and all Products will be sold to Eversana free and clear of all liens, claims, security interests or other encumbrances.

12.2.	Eversana’s Representations and Warranties. Eversana represents, warrants and covenants that as of the Effective Date and within the Term of this Agreement:
a.	it will not import, sell, resell, distribute, market, or promote any Product marketed by Evoke outside the Territory;
b.

it will not export, sell, resell, distribute, market, or promote any Product to persons or entities outside of the Territory or knowingly to persons or entities inside the Territory for their export, sale, resale or distribution outside the Territory;

c.

it will not knowingly sell or distribute any Diverted Product. Should any Product that Eversana knows to be Diverted Product come into Eversana's possession, Eversana shall immediately deliver such Diverted Product to Evoke. Eversana shall promptly notify Evoke in writing upon becoming aware of any entity or person offering, selling or purchasing Diverted Product, and shall fully cooperate with any investigation of same;

d.	it will comply with all Applicable Law governing the shipping, handling, storage, and distribution of Product;
e.	it will receive, warehouse and, pursuant to Evoke’s instructions, ship Products from the Premises and provide standard reporting associated therewith.
f.	it will fill orders for Product only with Product and shall not substitute any orders for Product with other items not manufactured by Evoke;
g.	it will not alter, modify, replace, or reproduce any Product labeling, packaging, or advertising without Evoke’s prior written consent;
h.

it will, to the extent not prohibited by law: (i) notify Evoke promptly of any investigation or inspection of federal, state or local regulatory representatives directed to Eversana (or any of its subcontractors or affiliates) relating to or concerning the Product; (ii) allow Evoke, at Evoke's discretion, to provide comments for Eversana's consideration on any response to such governmental representatives; (iii) promptly provide to Evoke copies of any associated written correspondence received from and provided to the governmental agency to the extent permitted by law or regulation; and (iv) otherwise keep Evoke fully informed of the status and the steps taken by Eversana to resolve any outstanding issues with any such governmental agency; and

i.

it will maintain the Premises and perform the warehousing, distribution and other services specified hereunder in material compliance with (i)) applicable Eversana Standard Operating Procedures and (ii) any special operating procedures specified by

Evoke, agreed to by Eversana, provided that Eversana shall not be responsible for compliance to the extent Eversana’s inability to comply is directly attributable to Evoke’s failure to comply with its material obligations hereunder, and further provided that in such event, Eversana has a duty to mitigate the non-compliance and immediately notify Evoke of such impossibility to comply.

13.	TERM AND TERMINATION
13.1.	Term. This Agreement shall take effect as of the Effective Date and shall automatically expire or terminate concurrently with the expiration or termination of CSA (the “Term”).
13.2.

Termination. This Agreement may be terminated before the termination or expiration of the CSA by mutual agreement of the Parties.  Either Party may terminate this Agreement if the other Party materially breaches this Agreement, including any representation, warranty, or covenant contained herein, and such breach is not cured or cannot be cured within sixty (60) days upon receipt from the other Party of written notice specifying in detail the nature and extent of the alleged material breach.

13.3.

Survival. The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 9 (Compliance Matters), Section 10 (Standard or Care; Loss Limitations), and Section 13 (Term and Termination) shall survive the termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Evoke: Evoke Pharma, Inc.

Name:  David A. Gonyer

Title:  Chief Executive Officer

/s/ David A. Gonyer

Eversana: Eversana Life Science Services, LLC

Name:  Gregory Skalicky

Title: Chief Revenue Officer

/s/ Gregory Skalicky

EXHIBIT A

Delegation of Authority to File and Certify Price Reports

Labeler Code(s): [Insert NDC(s)]

Evoke Pharma, Inc. (“Evoke”) and Eversana Life Science Services, LLC (“Eversana”) are parties to the Commercial Service Agreement dated as of January 21, 2020 (“Agreement”). In accordance with the terms of the Agreement, and effective as of the date of the Agreement, Evoke hereby delegates to Eversana the authority to submit and, if required, to certify: (1) the Medicaid Average Manufacturer Price (AMP) and Best Price calculations for the legal entity and labeler code/NDCs identified above in the Drug Data Reporting for Medicaid (DDR) system maintained by the Centers for Medicare and Medicaid Services (CMS); (2) price reports submitted to the Department of Veterans Affairs; and (3) price reports needed to satisfy any additional State reporting requirements (current and future)  This delegation is to be executed strictly in accordance with the following conditions:

1.

On a monthly and quarterly basis, subsequent to Eversana’s receipt of approved pricing data or reports for the designated period after review by an individual at Evoke authorized to approve the pricing data and reports, as listed here:

Name	Title

2.	Only for those labeler codes/NDCs over which I have responsibility and have delegated my signature authority;

3.	In the event that Eversana is not available, this delegation directly transfers to [●], subject to the above conditions as well.

4.

This delegation is valid for [●] months from the date of its execution, except to the extent that the designated certifier or approver are no longer in their current positions, in which case a new delegation will be required to be executed.

If any of the above conditions are not met in any month or quarter, this delegation is ineffective absent further written direction. For example, this delegation will be ineffective in the event that approved calculations are received from an individual other than the named individuals above.

_____________________________________

By:___________________________

Title:___________________________

(CEO, CFO or individual with equivalent authority)

Date Authorized:  [●]Date Authorization Terminates:  [●]